Exhibit 99.2

Preliminary Confidential Offering Circular Excerpts

Our substantial debt could adversely affect our operations and your investment in the notes.

We have a significant amount of debt. As of April 2, 2009, on an as adjusted basis to give effect to this offering  (without giving effect to the use of proceeds other than the Cash Tender Offer) and the Dividend, we would have had outstanding $1,790.0 million of indebtedness, of which $291.0 million ($300.0 million face amount) would have consisted of the notes offered hereby, and the balance would have consisted of $813.9 million under our senior  secured credit facility, $624.1 million of Existing Senior Subordinated Notes ($625.0 million face amount) and $60.7 million of existing capital and financing lease obligations. As of April 2, 2009, on an as adjusted basis to give effect to this offering (without giving effect to the use of proceeds other than the Cash Tender Offer) and the Dividend, we also had approximately $4.2 billion of undiscounted rental payments under operating leases (with initial base terms of between 10 and 25 years).

The amount of our indebtedness and lease and other financial obligations could have important consequences to you as a holder of the notes. For example, it could:

• increase our vulnerability to general adverse economic and industry conditions;

• limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

• require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

• limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

• place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants included in the senior secured credit facility, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the stock of our subsidiaries that is pledged to secure the senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we cannot assure you that we will have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness, including the notes.

Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our senior secured credit facility and other indebtedness.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of AMC Entertainment Inc. as of April 2, 2009, on an actual basis and on an adjusted basis to give effect to this offering (without giving effect to the use of proceeds other than the Cash Tender Offer) and the Dividend. The information in this table should be read in conjunction with the historical financial statements of AMC Entertainment Inc. and the respective accompanying notes thereto in the 2009 Form 10-K incorporated by reference into this offering circular.

	As of April 2, 2009
	Actual	As adjusted
	(in thousands)
Cash and cash equivalents	$534,009	$258,628
Short-term debt (current maturities of long-term debt and capital and financing lease obligations	$9,923	$9,923
Long-term debt:
Senior secured credit facility
Revolving loan facility(1)	185,000	185,000
Term loan	622,375	622,375
8 5/8% senior notes due 2012	250,000	—
8% senior subordinated notes due 2014	299,066	299,066
11% senior subordinated notes due 2016	325,000	325,000
Senior notes offered hereby	—	291,000
Capital and financing lease obligations, interest ranging from 9% to 11½%	57,286	57,286
Total debt(2)	$1,748,650	$1,789,650
Stockholder’s equity:
Common Stock ($1 par value, 1 share issued)	—	—
Additional paid-in capital	1,157,284	857,284
Accumulated other comprehensive earnings	17,061	17,061
Accumulated deficit	(134,742)	(146,548)
Total stockholder’s equity	1,039,603	727,797
Total capitalization	$2,788,253	$2,517,447

(1)  The aggregate revolving loan commitment under our senior secured facility is $200.0 million.

(2)  Total debt excludes $240.8 million of Marquee Holdings Inc.’s 12% senior discount notes due 2014 and $226.3 million (as adjusted for repayment after the period end) of senior term loan indebtedness of AMC Entertainment Holdings, Inc.